Exhibit 10.1

THE HOME DEPOT, INC.

EQUITY AWARD AGREEMENT
Executive Officers – U.S.

GRANTED TO: <NAME > <XXX-XX-XXXX>	NUMBER OF SHARES OF THE HOME DEPOT, INC. COMMON STOCK:	VESTING SCHEDULES:	GRANT DATE: <DATE>
NONQUALIFIED STOCK OPTION AWARD	<XX,XXX >	25% on 2nd, 3rd, 4th and 5th Grant Date Anniversaries	OPTION PRICE PER SHARE: <$AMOUNT> EXPIRATION DATE: <DATE>

In recognition of the value of your continued service as a key employee, The Home Depot, Inc., a Delaware corporation, on and as of the date specified above (the “Grant Date”), hereby grants to you, an employee of the Company or one of its subsidiaries, affiliates or related entities (collectively the “Company”), pursuant to this Equity Award Agreement (this “Award Agreement”), an award (the “Award”) of non-qualified stock options (the “Option”) to purchase from the Company the above-stated number of shares of Common Stock at the price per share stated above (the “Option Price”), which Option will expire on the expiration date stated above (the “Expiration Date”), unless it expires earlier in accordance with the terms and conditions described below. In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Company’s Amended and Restated 2005 Omnibus Stock Incentive Plan (the “Plan”), a summary of which has been delivered to you, and the Plan is incorporated herein by reference. Unless defined in the Award Agreement or the context otherwise requires, capitalized terms used in this Award Agreement will have the meanings set forth in the Plan.

You will be deemed to have accepted, and agree to comply with, all the terms and conditions of this Award Agreement upon your acceptance of the Award granted herein.

A.	NONQUALIFIED STOCK OPTION TERMS AND CONDITIONS

1.
Vesting. The Option will become exercisable in installments, as follows: 25% of the total number of shares subject to the Option will become exercisable on each of the second (2nd), third (3rd), fourth (4th), and fifth (5th) anniversaries of the Grant Date.

2.
Change in Employment Status. Upon the termination of your employment (for any reason other than Retirement, death, Disability, or discharge for Cause, as defined below), Option shares that have not become exercisable as of the date of such event will immediately lapse. Option shares that are exercisable as of the date of termination of employment will lapse unless exercised within a period of three (3) months from the date of your termination of employment. Upon your Retirement, all Option shares that are not exercisable as of the date of your Retirement will continue to vest according to the schedule set forth in Section A.1. and all Option shares will remain exercisable until the Expiration Date. Upon your death or the termination of your employment by reason of Disability, all Option shares will immediately become fully exercisable as of the date of death or termination on account of Disability and will lapse unless exercised within a period of one (1) year from the date of death or such termination. In no event will the above time periods extend beyond the Expiration Date. Notwithstanding your attainment of Retirement Eligibility, in the event of your discharge for Cause or your breach of Section B.6., all Option shares, whether presently exercisable or not, will immediately lapse and become null and void on and as of the earlier of (a) the date of your termination of employment, or if applicable, the date of such violation of Section B.6.

3.
Change in Control. All unvested options will vest immediately upon your termination of employment without Cause within twelve (12) months following the occurrence of a Change in Control and will remain exercisable until the Expiration Date.

4.
Exercise of the Option. You may exercise the vested portion of your Option in whole or in part (but in no event with respect to a fractional share) from time to time until the Expiration Date. In order to exercise your Option, you must provide written notice of exercise to the Company, specifying the number of shares to be purchased, the Option Price of each share and the aggregate Option Price for all shares being purchased under such Option. This notice must be accompanied by payment of the aggregate Option Price for the number of shares purchased. Such exercise (subject to Section A.5. hereof) will be effective upon the actual receipt of such payment and notice to the Company. The aggregate Option Price for all shares purchased pursuant to an exercise of the Option may be paid by check payable to the order of the Company, or shares of Common Stock held by you for at least six (6) months, the fair market value of which at the time of such exercise is equal to the aggregate Option Price (or portion thereof to be paid with previously owned shares of Common Stock). In addition, the aggregate Option Price for all shares purchased pursuant to your exercise of the Option may be paid from the proceeds of sale through a bank or broker on the date of exercise of some or all of the shares to which the exercise relates. Payment of the Option Price in shares of Common Stock may be made by delivering properly endorsed stock certificates to the Company or otherwise causing such Common Stock to be transferred to the account of the Company, either physically or through attestation. The Company may, in its discretion, require that you furnish, along with the notice of exercise, such documents as the Company deems necessary to assure compliance with applicable rules and regulations of any stock exchange or governmental authority. No rights or privileges of a shareholder of the Company in respect to such shares issuable upon the exercise of any part of the Option will accrue to you unless and until such shares have been registered in your name.

5.
Transferability. Except as otherwise provided in the Plan, the Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or under the laws of descent and distribution, whether by the operation of law or otherwise. An option may be exercised, during your lifetime, only by you or your legal representative. You may, however, transfer the Option, in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of you and/or your Family Members, a partnership or other entity in which all the beneficial owners are you and/or your Family Members, or any other entity affiliated with you that may be approved by the Committee. Upon any attempt to do anything prohibited by this paragraph, the Option will immediately become null and void.

B.	GENERAL TERMS AND CONDITIONS

1.
Limitation of Rights. The granting of this Award will not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company or interfere in any way with the right of the Company to terminate your services at any time or your right to terminate your services at any time.

2.
Withholding. You are responsible for all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to your Award to satisfy statutory withholding requirements. Unless you promptly tender payment in full by cash, check or shares of Common Stock, such payment will be made by withholding shares of Common Stock then due to be delivered to you. Shares withheld or tendered as payment of required withholding will be valued at the closing price per share of the Common Stock on the date such withholding obligation arises, or if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

3.
Limitation of Actions. Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the date that the Company and/or its affiliates denies your claim or any earlier date that the claim otherwise accrues.

4.	Adjustments. The Award will be subject to adjustment or substitution in accordance with Section 12 of the Plan.

5.
Delivery of Shares. The Company will not be required to deliver any shares, or establish a book entry account representing such shares, pursuant to this Award if, in the opinion of counsel for the Company, such issuance would violate (i) the Securities Act of 1933 or any other applicable federal, state or foreign laws or regulations; or (ii) the requirements of any stock exchange or authority upon which the securities of the Company may then be listed or traded. Prior to the issuance of any shares pursuant to this Award, the Company may require that you (or your legal representative upon your death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Award Agreement.

6.	Restrictive Covenants.

a.
Confidential Information. You acknowledge that through your employment with the Company that you have acquired and had access to the Company’s Confidential Information and that you will continue to acquire and have access to such Confidential Information. You agree that the Company may prevent the use or disclosure of its Confidential Information through use of an injunction or other means and acknowledge that the Company has taken all reasonable steps necessary to protect the secrecy of the Confidential Information. You agree that you have not used or disclosed any Confidential Information to any third party, and will not do so in the future, and you further agree to return all documents or any other item or source containing Confidential Information or any other property of the Company, to the Company immediately upon termination of employment with the Company for any reason. You also agree to respond to requests by the Company for information pertaining or relating to the Company which may be within your knowledge. Nothing in this Award Agreement is intended to interfere with your right to report possible violations of law or regulation to, or to cooperate in an investigation conducted by, any governmental agency or entity, including the Securities and Exchange Commission.

b.
Non-Competition. Due to your access to Confidential Information, and because of the specialized skills, learning, abilities, contacts, and information you obtained by reason of having worked for the Company, you agree that you will not, during the course of your employment and for a period of eighteen (18) months following the termination of your employment with the Company, regardless of the reason for such termination, enter into or maintain an employment or contractual relationship, either directly or indirectly, to provide to any Competitor services that are the same as or similar to the services you provided to the Company, either directly or indirectly, at any point during the last two (2) years of your employment with the Company. Should you wish to enter into an employment or other relationship with a Competitor before the expiration of the above-referenced eighteen (18) month period, you agree to request written permission from the Executive Vice President – Human Resources of the Company before entering into such employment or other relationship. The Company may approve or not approve the relationship or employment at its sole discretion. If you work in California, North Dakota, Oklahoma, or other state that prohibits the enforcement of non-competition agreements in employment, this Section B.6.b. does not apply to you. If you are a practicing attorney, the Restrictive Covenants in Section B.6. shall not apply to you in a way that would restrict your ability to practice law or otherwise violate applicable rules of professional conduct.

c.
Non-Solicitation of Employees. You acknowledge that through your employment with the Company you have acquired and had access to Confidential Information concerning the performance and qualifications of Company employees. Accordingly, you agree that during the course of your employment and for a period of twenty-four (24) months following the termination of your employment with the Company, you will not directly or indirectly Solicit any employee of the Company with whom you had material contact during your employment, or with respect to whom you obtained or had access to Confidential Information while employed with the Company, to terminate his or her employment or other relationship with the Company without the prior written approval from the Executive Vice President – Human Resources. For purposes of this paragraph, “Solicit” shall include any solicitation, enticement, or encouragement whatsoever, regardless of which party initiated the initial contact, as well as any direct or indirect involvement in the recruitment, referral, interviewing, hiring, or setting of the initial terms and conditions of employment.

d.
Reasonableness of Restrictions. You agree that the restrictions contained in Section B.6.a., b., and c. of this Award Agreement are reasonable, appropriate, and narrowly tailored to protect the legitimate business interests of the Company, including but not limited to its legitimate interest in protecting valuable Company Confidential Information, trade secrets, customer goodwill, and specialized training provided to you, and that your full compliance with such restrictions will not unduly or unreasonably interfere with your ability to obtain other gainful employment. You further acknowledge that you had a full and free choice as to whether to accept the terms of this Award Agreement, including the terms of this Section B.6., and that by accepting the Award(s), you consent to be bound by all terms of this Award Agreement.

e.
Breach. The Company’s obligations to you under this Award Agreement are expressly contingent upon the performance of your obligations under this Award Agreement, including but not limited to those contained in this Section B.6. You agree that any breach by you of this Award Agreement will result in the immediate forfeiture and cancellation of your Award(s) and will entitle the Company to all its other remedies allowed in law or equity, including but not limited to the return of any shares of Common Stock and/or the proceeds you received from the sale of any shares granted by any Award(s). You further agree that any breach by you of this Section B.6. will cause the Company irreparable harm and shall entitle the Company to an injunction to prevent a further breach of this Award Agreement by you, in addition to any and all remedies available to the Company under this Award Agreement. You acknowledge and agree that the balance of the hardships tips in favor of enforcing this Award Agreement. You further acknowledge and agree that precisely quantifying the damages suffered by the Company for your breach of any portion of this Section B.6. might not be possible or feasible, and, for that reason, any remaining shares of the Common Stock that you hold that were granted by any Awards, and the value of any proceeds you received from the sale of any shares granted by such Awards, shall be a fair and reasonable measure of the Company’s damages for your breach. In addition, the Company will be entitled to recover its reasonable attorney fees if it succeeds in obtaining an injunction against you for breach or threatened breach of this Section B.6. or otherwise proving in court that you violated any provision of this Section B.6.

7.
Severability. If any term, provision, covenant or restriction contained in the Award Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award Agreement will remain in full force and effect, and will in no way be affected, impaired or invalidated.

8.
Controlling Law. This Award will be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to the choice of law provisions thereof. You agree to irrevocably submit any dispute arising out of or relating to this Award to the exclusive jurisdiction of the Atlanta Division of the U.S. District Court for the Northern District of Georgia, or, if federal jurisdiction is not available, the Superior Court of Cobb County, Georgia. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to accept service of legal process from the courts of Georgia. You agree to accept service of process by mail or by any other means sufficient to ensure that you receive a copy of the items served.

9.
Construction. The Award Agreement and the Plan contain the entire understanding between the parties with respect to this Award. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to this Award which are not fully expressed herein. If a court of competent jurisdiction determines that any provision of Section B.6.a., b., or c. is unenforceable, the parties agree that they shall ask the court to modify, or “blue pencil,” such provision(s) to allow for the enforcement of the terms of Section B.6. to the fullest extent permitted by law.

10.
Headings. Section and other headings contained in the Award Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award Agreement or any provision hereof.

11.	Disclaimer of Rights. Nothing contained herein will constitute an obligation for continued employment.

12.	Offset. The Company may deduct from amounts otherwise payable under this Award all amounts owed by you to the Company and its affiliates to the maximum extent permitted by applicable law.

13.
Terms of Plan. The Award is subject to the terms and conditions set forth in the Plan, which are incorporated into and will be deemed to be a part of this Award Agreement, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Company) are otherwise set forth in this Award Agreement. In the event that there is any inconsistency between the provisions of this Award Agreement and of the Plan, the provisions of the Plan will govern.

14.
Code Section 409A Compliance. To the extent applicable, it is intended that this Award and the Plan not be subject to, or alternatively comply with, the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply. This Award and the Plan will be interpreted and administered in a manner consistent with this intent, and any provision that would cause the Award or the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Company without your consent).

15.
Notice. Any written notice required or permitted by this Award Agreement must be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company’s Executive Vice President – Human Resources at Company’s corporate headquarters at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339-4024, or to you at your most recent home address on record with the Company. Notices are effective upon receipt.

C.	AWARD DEFINITIONS
As used herein, the following terms will be defined as set forth below:

1.	“Board” means the Company’s Board of Directors.

2.
“Cause” means a finding by the Company that you have (i) committed any felony or committed a misdemeanor involving theft or moral turpitude, (ii) committed any act or omission that constitutes neglect or misconduct with respect to your employment duties which results in economic harm to the Company, (iii)  violated  any of the Company’s substance abuse, compliance or any other policies applicable to you, which may be in effect at the time of the occurrence, or (iv) breached any material provision of any offer letter, award agreement, employment, non-competition, intellectual property or other agreement, in effect at the time of the breach, between you and the Company.

3.	“Change in Control” means and includes the occurrence of any one of the following events:

i)
any “person” (as that term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934 (“1934 Act”), is or becomes the “beneficial owner” (as defined in the 1934 Act), directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) an acquisition directly from the Company, (B) an acquisition by the Company, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below);

ii)
during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board (the “Incumbent Directors”) cease, for any reason, to constitute at least a majority of the Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company’s proxy statement in which such individual was named as a nominee for election as a director, without objection to such nomination) shall be an Incumbent Director;

iii)	the consummation of (A) any reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (other than an internal reorganization),

or (B) the sale or other disposition in one or a series of related transactions of 50% or more of the assets or earning power of the Company (in either such case a “Transaction”), unless immediately following such Transaction: (x) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power for the election of directors of the entity resulting from, or owning the assets so purchased in, such Transaction (the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Transaction, of the outstanding Common Stock, and (y) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Transaction (any Transaction that satisfies all of the criteria specified in (x) and (y) above shall be deemed to be a “Non-Qualifying Transaction”); or,

iv)	the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

4.	“Code” means the Internal Revenue Code of 1986, as amended.

5.	“Committee” means the Leadership Development and Compensation Committee of the Board.

6.	“Common Stock” means the Company’s $.05 par value common stock.

7.
“Competitor” means any company or entity that sells or offers Products or Services that are the same as or similar to the Products or Services sold and offered by the Company in the United States, Canada, Puerto Rico, Mexico, China or any other location in which the Company currently conducts business or may conduct business without the prior written consent of the Company. Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, franchisees, or successors in interest: Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden, and Orchard Supply and Hardware Company); Sears Holding Corp.; Amazon.com; Menard, Inc.; HD Supply Holdings, Inc.; Floor & Decor; Lumber Liquidators, Inc.; Ace Hardware; True Value Company; and Wal-Mart.

8.
“Confidential Information” means any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in your memory or has been compiled or created by you, including but not limited to operations, services, information technology, technical, financial, personnel, staffing, payroll, information about employee compensation and performance, computer systems, marketing, advertising, merchandising, strategic planning, product, vendor, supplier, customer or store planning data, trade secrets, construction, data security information, or other information similar to the foregoing.

9.
“Disability” means that you have been found to be “Disabled” by the Company’s long-term disability carrier or third party administrator, or if you are not a participant in the Company’s long-term disability plan, under the criteria used by the Company’s long-term disability plan.

10.
“Products or Services” means anything of commercial value, including, without limitation, goods; personal, real, or intangible property; services; financial products; business opportunities or assistance; or any other object or aspect of business or the conduct thereof.

11.	“Retirement” means termination of employment, other than for Cause, with the Company on or after your attainment of age 60 and having at least five (5) years of continuous service with the Company.

12.	“Retirement Eligibility” means attainment of age 60 and completion of at least five (5) years of continuous service with the Company.